Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statements on Form S-8, Registration Nos. 333-163553 and 333-204211, pertaining to the Amended and Restated 2009 Stock Incentive Plan of CPS Technologies Corp. of our report dated March 24, 2015, relating to our audit of the consolidated financial statements of CPS Technologies Corp. which appear in its Annual Report on Form 10–K for the year ended December 27, 2014 as filed with the Securities and Exchange Commission.

/s/ Wolf & Company, P.C.

Wolf & Company, P.C.

Boston, Massachusetts

June 22, 2015